JOINT FILING AGREEMENT

The undersigned hereby agree that the Sixth Amendment to Schedule 13D dated on or about the date hereof (the “Sixth Amendment”), amending and supplementing the statement on Schedule 13D originally filed on December 27, 2004 (as amended by Amendments Nos. 1-5 thereto), with respect to the ordinary shares of ArcelorMittal is, and any subsequent amendments thereto executed by each of us, shall be, filed on behalf of each of us in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Sixth Amendment and each subsequent amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Sixth Amendment and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day of June 21, 2010.

/s/ Lakshmi N. Mittal
Lakshmi N. Mittal

/s/ Usha Mittal
Usha Mittal

ISPAT INTERNATIONAL INVESTMENTS, S.L.

By: /s/ Sudhir Maheshwari
       Name: Sudhir Maheshwari
       Title:

By: /s/ P.H. Merks
       Name:  P.H. Merks
       Title:  Director

MITTAL INVESTMENTS S.À R.L.

By: /s/ Benoît Nasr
       Name: Benoît Nasr
       Title: Manager B

By: /s/ Rajan Tandon
       Name: Rajan Tandon
       Title:

HSBC TRUSTEE (C.I.) LIMITED, as Trustee of the Platinum Trust

By: /s/ Stephen Le Seelleur
       Name:  Stephen Le Seelleur
       Title:  Authorised Signatory

By: /s/ Antony Hind
       Name:  Antony Hind
       Title:  Authorised Signatory

GRANDEL LIMITED

By: /s/ Michael Castiel
       Name: Michael Castiel
       Title: Director

LUMEN INVESTMENTS S.À R.L.

By: /s/ Cédric Bradfer
       Name: Cédric Bradfer
       Title: Manager A